Exhibit 99.1

Interactive Intelligence Reports First Quarter Financial Results; First Quarterly Profit

INDIANAPOLIS, April 22 — Interactive Intelligence Inc. (Nasdaq: ININ), a global developer of software for IP telephony, contact center automation and unified communications, today reported revenues of $14.4 million and net income of $300,000, or $0.02 per share, for the first quarter ended March 31, 2003.

This revenue amount represents a company record and the net income is the first quarterly profit in the company’s history.

On a non-GAAP basis, net income for the quarter, excluding special charges that relate to the restructuring of European operations, was $748,000, or $0.05 per share.

For the first quarter of 2002, revenues were $12.0 million and the net loss was $2.2 million, or $0.15 per share. For the fourth quarter of 2002, revenues were $11.8 million and the net loss was $2.0 million, or $0.13 per share.

“We attribute our first quarter success primarily to add-on revenue that helped us increase total contracted business by 32 percent compared to the first quarter of 2002,” said Dr. Donald E. Brown, president and chief executive officer for Interactive Intelligence. “This included a $2.9 million add-on license, the largest in our history, to a Fortune 500 customer. We also saw a record level of services revenue and an increase in sales of add-on business user licenses. Taken together, these demonstrate the commitment of our existing customers, as well as our ability to provide true enterprise-wide solutions to organizations of all sizes.”

Customer highlights included Chilean-based service bureau, SuPartner, which announced its deployment last quarter making it the first SIP-based Interactive Intelligence installation in South America. Delta Dental Plan of Illinois also declared completion of its deployment, announcing record-high service levels as a result of using the Interactive Intelligence software.

Interactive Intelligence further increased its visibility in the enterprise market when its unified communications software won Network Computing’s Editor’s Choice Award by beating out Cisco. The Interactive Intelligence software also captured Planet PDA’s Product of the Year award.

Recognition in the contact center market included ContactCenterWorld.com’s Members’ Choice Award, which named the company’s software Best Global Multi-channel Contact Center Solution.

R&D investments continued to pay off when Interactive Intelligence received its third U.S. patent last quarter, this one for a queue-based distinctive ringing component of its software.

Interactive Intelligence is hosting a conference call to discuss first quarter results today at 4:30 p.m. Eastern time (EDT) featuring Dr. Brown and the company’s chief financial officer, Keith A. Midkiff. There will be a live Q&A session following opening remarks. The teleconference is expected to last approximately 45 minutes.

To access the teleconference, please dial 1 888.293.1928 at least five minutes prior to the start of the call. Ask for the conference call by the following name, “Interactive Intelligence First Quarter Earnings Call.”  The teleconference will also be broadcast live on the investor relations’ page of the Interactive Intelligence Web site at http://www.ININ.com. An archive of the teleconference will be posted for playback following the call.

About Interactive Intelligence Inc.

Interactive Intelligence Inc. (Nasdaq: ININ) is a global developer of software for IP telephony, contact center automation and unified communications. The company was founded in 1994 and has more than 1,000 customers worldwide. Recent awards include Software Magazine’s 2002 Top 500 Global Software and Services Companies, and the Deloitte & Touche 2002 Technology Fast 500. Interactive Intelligence employs approximately 350 people and is headquartered in Indianapolis, IN. The company has more than 20 offices throughout North America, Europe and Asia. Its telephone number is +1 317.872.3000; on the Web: http://www.ININ.com.

This release contains certain forward-looking statements that involve a number of risks and uncertainties.  Among the factors that could cause actual results to differ materially are the following:  rapid technological changes in the industry, volatility in the market price of the company’s common stock; the company’s ability to achieve profitability, to manage successfully its growth and increasingly complex third party relationships, to maintain successful relationships with its current and any new resellers, to maintain and improve its current products and to develop new products and to protect its proprietary rights adequately; and other factors described in the company’s SEC filings, including the company’s latest annual report on Form 10-K and its quarterly reports on Form 10-Q.

The non-GAAP financial measure (net income without special charges) presented in the text of this press release and accompanying supplementary financial information represents a financial measure used by the Company’s management to evaluate the quarterly operating performance of the Company. The Company’s management believes this non-GAAP measure provides our investors, potential investors, securities analysts and others with useful additional information to evaluate the performance of our business because it excludes expenses related to the restructuring of the European operations that are not indicative of our core operating results. Please see the attached statement of operations for reconciliation of our non-GAAP net income number to our GAAP net income number for the period presented.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks.  All other trademarks mentioned in this document are the property of their respective owners.

Copyright © 2003 Interactive Intelligence Incorporated.  All rights reserved.

Contact(s):

Keith A. Midkiff

Chief Financial Officer

Interactive Intelligence Inc.

+1 317.715.8135

keith.midkiff@inin.com

Interactive Intelligence, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2003	December 31, 2002

	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$16,570	$15,244
Accounts receivable, net	10,876	9,047
Prepaid expenses and other current assets	2,098	2,243
Total current assets	29,544	26,534

Property and equipment, net	7,490	7,586

Other assets, net	1,042	1,046
Total assets	$38,076	$35,166

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$4,618	$4,198
Deferred software revenues	11,685	12,102
Deferred services revenues	12,327	9,882
Total current liabilities	28,630	26,182

Total shareholders' equity	9,446	8,984
Total liabilities and shareholders' equity	$38,076	$35,166

Interactive Intelligence, Inc.

Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except per share amounts)

	Three months ended March 31,
	2003	2002

Revenues:
Software	$8,621	$7,592
Services	5,763	4,361
Total revenues	14,384	11,953

Costs and expenses:
Costs of software	292	272
Costs of services	3,186	3,023
Sales and marketing	5,207	5,549
Research and development	3,495	3,906
General and administrative	1,456	1,497
Special charges	448	—
Total costs and expenses	14,084	14,247
Operating income (loss)	300	(2,294)

Interest income, net	53	129
Income (loss) before income taxes	353	(2,165)

Income taxes	53	69

Net income (loss)	$300	$(2,234)

Net income (loss) per share:
Basic	$0.02	$(0.15)
Diluted	$0.02	$(0.15)

Shares used to compute net income (loss) per share:
Basic	15,565	15,337
Diluted	15,947	15,337

Net Income (Loss) Without Special Charges

Net income (loss)	$300	$(2,234)
Less special charges	448	—
Net income (loss) without special charges	$748	$(2,234)

Net income (loss) per share without special charges:
Basic	$0.05	$(0.15)
Diluted	$0.05	$(0.15)

Shares used to compute net income (loss) per share without special charges:
Basic	15,565	15,337
Diluted	15,947	15,337